Exhibit 10.1

Subordinated Debenture Purchase Agreement

This Subordinated Debenture Purchase Agreement (this “Agreement”) is dated as of December 31, 2024, and is made by and between Lifeloc Technologies, Inc., a Colorado corporation (“Borrower”), and Diamond Bridge Capital, LP, a Delaware limited partnership (“Lender”).

Recitals

A.Borrower has requested that Lender make a loan to Borrower of Seven Hundred Fifty Thousand Dollars ($750,000) in the form of subordinated debt (the “Subordinated Debt”).

B.The Subordinated Debt shall be evidenced by, and Lender is willing to purchase from Borrower, a subordinated debenture of Borrower substantially in the form attached hereto as Exhibit A (the “Subordinated Debenture”), in an aggregate principal amount of Seven Hundred Fifty Thousand Dollars ($750,000), in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Debenture.

C.In connection with entry into this Agreement and the Debenture, and as a condition of Lender making the loan, Borrower is issuing to Lender a warrant to purchase up to 62,500 shares of the Borrower’s common stock, no par value (the “Common Stock”), pursuant to a warrant agreement substantially in the form attached hereto as Exhibit B (the “Warrant”).

C.The proceeds of the Subordinated Debt shall be used by Borrower for general corporate purposes.

Therefore, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

Agreements

Section 1.Subordinated Debt.

Section 1.1Certain Terms. Lender agrees to extend the Subordinated Debt to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Subordinated Debenture and any other Transaction Documents (as defined in Section 1.3). The Subordinated Debenture shall bear interest at a fixed annual rate per annum of eight and one quarter percent (8.25%). The unpaid principal balance plus all accrued but unpaid interest on the Subordinated Debt shall be due and payable on the sixth (6th) anniversary of the Closing Date (the “Maturity Date”), or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of this Agreement. The Subordinated Debt shall be evidenced by the Subordinated Debenture and shall be subordinated in accordance with the subordination provisions set forth therein. The obligations of Borrower to Lender under the Subordinated Debenture shall be unsecured.

Section 1.2Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the other Transaction Documents with respect to the Subordinated Debenture shall be repaid in full. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Subordinated Debt past the Maturity Date, and the Subordinated Debt shall not be extended unless Borrower and Lender hereafter specifically otherwise agree in writing.

Section 1.3The Closing. The execution and delivery of this Agreement, the Subordinated Debenture and the Warrant (collectively, the “Transaction Documents”), and the full funding of the Subordinated Debt (all such actions being referred to as the “Closing”) will occur by virtual exchange of signatures on December 31, 2024 (the “Closing Date”), or at such other place or time or on such other date as the parties hereto may agree, by disbursing the proceeds of the Subordinated Debenture in accordance with any written instructions received by Lender from Borrower at least one Business Day prior to Closing.

Section 1.4Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest, the date of funding shall be included and, subject to Section 1.5.2, the date of payment shall be excluded.

Section 1.5Payments.

Section 1.5.1Manner and Time of Payment. The Subordinated Debt shall be payable as follows: (a) Borrower shall make quarterly interest-only payments in the amount of $15,468.75 per quarter on March 31, 2025, June 30, 2025, September 30, 2025, and December 31, 2025; (b) beginning January 31, 2026, Borrower shall make monthly payments in the amount of $9,198.95 per month, reflecting principal plus interest based on the amortization schedule attached hereto as Exhibit C, calculated on the basis of a 10-year amortization period; provided that Borrower shall have the right to make interest payments quarterly instead of monthly upon notice to Lender and provided that Borrower shall issue to Lender additional Warrants to purchase up to 20,000 shares of Common Stock for each quarter in which payments are not made monthly, up to a maximum of 62,000 Warrants issued under this provision in any first year that Borrower exercises that right and 7,800 Warrants per quarter thereafter; and (c) the balance due on the Maturity Date. All payments of principal, interest and fees hereunder payable to Lender shall be made, without condition or reservation of right and free of set-off or counterclaim, in U.S. dollars and by ACH transfer (pursuant to Lender’s written transfer instructions) of immediately available funds delivered to Lender not later than 11:00 a.m. (Eastern Standard Time) on the date due. Funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

Section 1.5.2Prepayment. Borrower may, upon at least thirty (30) days’ notice to Lender, prepay, without penalty, all or a portion of the principal amount outstanding under the Subordinated Debt.

Section 1.5.3Application of Payments. All payments received by Lender from or on behalf of Borrower shall first be applied to amounts due to Lender to pay Lender’s fees and reimburse Lender’s costs and expenses, including those pursuant to Section 4.4 of this Agreement, second to accrued interest under the Subordinated Debenture, and third to principal amounts outstanding under the Subordinated Debenture. No amount paid or prepaid on the Subordinated Debenture may be reborrowed.

Section 1.6Additional Debt. Lender acknowledges and agrees that Borrower may issue additional debentures on substantially the same terms as the Debentures to the Lender and/or to other lenders. Borrower hereby agrees that in the event Borrower issues additional debentures or other debt instruments on terms that are, considering the applicable interest rate and warrant coverage and warrant price, more favorable to another lender than those contemplated in the Transaction Documents, then Borrower shall notify Lender of such transaction and, upon Lender’s request (which must be made within thirty (30) days of Lender’s receipt of such notice), adjust the interest rate under the Debentures and/or the warrant coverage and warrant price contemplated by the Transaction Documents to match the terms of such subsequent transaction. In the event that Borrower seeks to issue additional debentures or equity Lender shall have the right of first refusal to purchase said debentures or equity. Borrower shall provide written notice of the offer to sell additional debentures or equity to Lender who shall have 30 days to elect to exercise their right of first refusal; if not exercised, Borrower is free to sell to any third party on the offered terms.

Section 2.General Representations and Warranties. Borrower hereby covenants, represents and warrants to Lender as follows:

Section 2.1Organization. Borrower is a corporation duly organized and existing under the laws of the State of Colorado. Borrower has all requisite corporate power and authority, and possesses all licenses necessary to conduct business and activities as presently conducted, to own its properties and to perform its obligations under this Agreement.

Section 2.2Legal and Authorized. The borrowing of the principal amount of the Subordinated Debt, the execution and performance of this Agreement, the Subordinated Debenture and the other Transaction Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Transaction Documents are within the corporate powers of Borrower. Each of this Agreement, the Subordinated Debenture and the other Transaction Documents has been duly authorized, executed and delivered and is the legal, valid and binding obligation of Borrower, and is enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

Section 2.3No Defaults or Restrictions. Neither the execution, delivery or performance by Borrower of any of the Transaction Documents, nor compliance by it with the terms and provisions hereof or thereof: (a) will contravene any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality; (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Borrower or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject; or (c) will violate any provision of the charter or bylaws of Borrower or the organizational documents, charter or bylaws of any of its Subsidiaries. Neither Borrower nor any of its Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its properties may be bound or affected, which default would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole.

Section 2.4Governmental Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date of this Agreement), or exemptive action by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with: (a) the execution, delivery and performance by Borrower of this Agreement, the Subordinated Debenture or any of the other Transaction Documents; or (b) the legality, validity, binding effect or enforceability of any of the Transaction Documents.

Section 2.5Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign that if adversely determined would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries taken as a whole; and none of Borrower nor any of its Subsidiaries is in default with respect to any material order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign.

Section 3.General Covenants, Conditions and Agreements. Borrower hereby further covenants and agrees with Lender as follows:

Section 3.1Negative Covenants. Borrower agrees that until it satisfies all of its obligations to Lender, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Subordinated Debenture and the other Transaction Documents, it shall not take any of the actions set forth below in this Section 3.1, without the prior written consent of Lender, which consent may not be unreasonably withheld.

Section 3.1.1Merger, Consolidation and Sale of Assets. Borrower shall not consolidate with or merge with, or sell, lease or otherwise transfer all or substantially all of its assets to, any Person unless: (a) the successor entity which results from such consolidation or merger, if not Borrower, or the Person which is the transferee of all or substantially all of Borrower’s assets, as the case may be (the “Surviving Entity”), shall have executed and delivered to the holder of the Subordinated Debenture its assumption of the due and punctual payment of the principal of and premium, if any, and interest on the Subordinated Debenture, and the due and punctual performance and observation of all of the covenants in the Subordinated Debenture, this Agreement and any other Transaction Document to be performed or observed by Borrower and shall furnish to such holder an opinion of counsel to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Entity enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.1.2Restricted Payments. If an Event of Default has occurred and is continuing, Borrower shall not: (a) pay any dividends or make any other distributions to its shareholders; (b) redeem or repurchase any of its outstanding capital stock or other securities; (c) make any payments of interest, principal or premium on, or repay, repurchase or redeem (i) any indebtedness of Borrower payable to any of its Affiliates except the Bank with respect to shared expenses of Borrower that is owing to the Bank pursuant to Borrower’s and Bank’s intercompany policies, or (ii) any other indebtedness of Borrower that ranks equally with or junior to the Subordinated Debenture; or (d) make any guarantee payments on any obligations ranking pari passu with or junior to the Subordinated Debenture.

Section 3.2Affirmative Covenants. Borrower agrees that until it satisfies all of its obligations to Lender, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Subordinated Debenture and the other Transaction Documents, it shall perform the covenants set forth below in this Section 3.2.

Section 3.2.1Corporate Existence. Subject to Section 3.1.1, Borrower shall at all times preserve and maintain its corporate existence, rights, and privileges.

Section 3.2.2Financial Statements. Borrower shall at all times maintain a system of accounting, on the accrual basis of accounting and in accordance with generally accepted accounting principles in effect in the United States (“GAAP”), and shall furnish to Lender or Lender’s Representatives upon request quarterly unaudited consolidated financial statements and audited consolidated financial statements at the same time that such information is made available to the public; provided, that Borrower shall not be required to provide audited financial statements of the Bank as a stand-alone entity separate from Borrower.

Section 3.2.3Notice of Default. Borrower shall promptly after becoming aware of the commencement thereof, give notice to Lender in writing of the occurrence of an Event of Default or Potential Event of Default; provided, that furnishing such information to Lender is not prohibited by applicable laws and regulations and Lender agrees in writing not to disclose such information to any other Person, except that in all events Lender may disclose such information to Lender’s Representatives, as required by law or regulation or as agreed to by Borrower.

Section 4.Borrower’s Default.

Section 4.1Borrower’s Defaults and Lender’s Remedies.

Section 4.1.1Acceleration Event of Default. The following shall constitute an “Acceleration Event of Default” under this Agreement:

Section 4.1.1.1Borrower applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for either Borrower or the Bank.

Section 4.1.1.2Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for itself under Chapter 7 or Chapter 11 of the United States Bankruptcy Code (the ”Code Provisions”), or in the absence of such application, consent or acquiescence, a trustee, receiver or liquidator is appointed for Borrower under the Code Provisions, and is not discharged within ninety (90) days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution or liquidation proceeding is instituted by or against Borrower under the Code Provisions, and if instituted, is consented or acquiesced in by it or remains for ninety (90) days undismissed, or if Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions.

Section 4.1.2Non-Acceleration Events of Default. Each of the following shall constitute a “Non-Acceleration Event of Default” under this Agreement, except, in each case, to the event caused by a Force Majeure Event:

Section 4.1.2.1Borrower fails to pay any principal or interest due on the Subordinated Debenture when due; or

Section 4.1.2.2Borrower fails to pay any other fees, charges, costs or expenses under this Agreement or any other Transaction Documents and in each case such failure shall continue for a period of thirty (30) days after notice thereof is given by the Lender to Borrower; or

Section 4.1.2.3Borrower fails to perform or observe in any material respect any agreement, term, provision, condition, or covenant (other than any such failure that results in an Event of Default as expressly provided in any other clause of Section 4.1) required to be performed or observed by Borrower hereunder or under any other Transaction Document or other agreement with or in favor of Lender and in each case such failure shall continue for a period of 30 days after notice thereof is given by the Lender to Borrower; or

Section 4.1.2.4Borrower, or the Bank or any Subsidiary becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee of any substantial part of the assets of Borrower, or the Bank or any Subsidiary is applied for or appointed, and if appointed, Borrower, or the Bank or any Subsidiary by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within ninety (90) days after such appointment, such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;

Section 4.1.2.5Any proceedings are commenced by or against Borrower, or the Bank or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, if such proceedings are instituted, Borrower, the Bank or such Subsidiary by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within ninety (90) days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

Section 4.1.2.6Any Subsidiary other than the Bank, applies for, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for itself under the Code Provisions, or in the absence of such application, consent or acquiescence, a trustee, receiver or liquidator is appointed for such Subsidiary under the Code Provisions, and is not discharged within ninety (90) days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution or liquidation proceeding is instituted by or against such Subsidiary under the Code Provisions, and if instituted, is consented or acquiesced in by it or remains for ninety (90) days undismissed, or if such Subsidiary is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions.

Section 4.1.3Effect of Event of Default; Acceleration and Termination of the Commitment.

Section 4.1.3.1If an Acceleration Event of Default shall occur and be continuing, Lender may declare the Subordinated Debenture and any other amounts due Lender immediately due and payable, whereupon, the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind.

Section 4.1.3.3In the case of the occurrence of a Non-Acceleration Event of Default, Lender shall not have the right to declare the principal amount due under the Subordinated Debenture immediately due and payable, provided, however, that (a) Borrower shall issue to Lender an additional Warrant to purchase up to an additional 100,000 Warrants; and (b) Lender may take any and all actions necessary to cause Borrower to cure the Non-Acceleration Event of Default.

Section 4.1.3.4Upon the occurrence of any Event of Default, it is specifically understood and agreed that notwithstanding the curing of such any Event of Default, Borrower shall not be released from any of its covenants hereunder unless and until the Subordinated Debenture is paid in full.

Section 4.2Other Remedies. If any Event of Default shall occur and be continuing, Lender may, in addition to any other rights and remedies hereunder, exercise any and all remedies provided in any of the other Transaction Documents and other related documents.

Section 4.3No Lender Liability. To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith.

Section 5.Miscellaneous.

Section 5.1Release; Indemnification. Borrower hereby releases Lender from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from: (a) any failure of Lender to protect, enforce or collect in whole or in part any of the Subordinated Debt and (b) any other act or omission to act on the part of Lender, its officers, agents or employees, except in each instance for willful misconduct or gross negligence, and except for any breach by Lender of this Agreement or any other Transaction Document. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Lender’s entering into or carrying out the terms of this Agreement or being the holder of any Subordinated Debenture, but not including any portion of such loss, liability, damage, suit, claim, expense, fees or costs that is primarily attributable to Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.

Section 5.2Prohibition on Assignment. Neither party shall assign or attempt to assign its rights under this Agreement, except by operation of law.

Section 5.4Time of the Essence. Time is of the essence of this Agreement.

Section 5.5No Waiver. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by Lender or any holder of any Subordinated Debenture, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lender to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

Section 5.6Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular Persons or situations, the remainder of this Agreement, and the application of such provision to Persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

Section 5.7Usury; Revival of Liabilities. All agreements between Borrower and Lender (including this Agreement and any other Transaction Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under the laws of the State of Colorado. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other Transaction Documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of Colorado, and if for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the indebtedness to Lender and not to the payment of interest. To the extent that Lender received any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

Section 5.8Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.8):

if to the Lender:	Diamond Bridge Capital, LP 1119 Cambridge Road Teaneck, NJ 07666

if to the Borrower:	Lifeloc Technologies, Inc. 12441 West 49TH Ave Unit #4 Wheat Ridge, CO 80033

Section 5.9Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.

Section 5.10No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.

Section 5.11Publicity. Neither party shall publicize the Facility without the prior written consent of the other party, which consent may not be unreasonably withheld, except that Borrower may make any disclosures required by law.

Section 5.12Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.

Section 5.13Additional Assurances. Borrower agrees that, at any time or from time to time, upon the written request of Lender, it will execute all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction herein contemplated.

Section 5.14Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. In entering into this Agreement neither party has relied upon any representation, warranty, covenant, obligation or other agreement that is not set forth herein or in the other Transaction Documents.

Section 5.15Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.

Section 5.16Forum; Venue. To induce Lender to accept this Agreement and the other Transaction Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Agreement or the other Transaction Documents shall be litigated only in courts having suits within Denver, Colorado. Borrower hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.

Section 5.17No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and Lender, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

Section 5.18Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

Section 5.19Discretion. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its sole and absolute discretion or judgment.

Section 6.Lender’s Representations and Warranties. Lender hereby represents and warrants to Borrower that this Agreement and the other Transaction Documents have been duly authorized, executed and delivered, and are the legal, valid and binding obligations of Lender, enforceable in accordance with their terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or affecting the rights of creditors generally, by general principles of equity and by federal or state securities laws or the public policy underlying such laws.

Section 7.Definitions.

Section 7.1Defined Terms. The following capitalized terms generally used in this Agreement and in the other Transaction Documents shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person, and their respective Affiliates, members, shareholders, directors, officers, employees, agents and representatives.

“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and any other Transaction Documents.

“Business Day” means a day of the week other than a Saturday, Sunday or a legal holiday under the laws of the State of Colorado or any other day on which banking institutions located in Colorado are authorized or required by law or other governmental action to close.

“Event of Default” means any Acceleration Event of Default and any Non-Acceleration Event of Default.

“Force Majeure” means any act or condition whatsoever beyond the reasonable control of and not occasioned by the fault or negligence of the affected party, including, without limitation, acts of God, acts of terrorism, acts of nature or of a public enemy, acts of a federal government or any state or political subdivision thereof, internet brownouts, fires, floods, explosions, wars, pandemics, or other catastrophes; freight embargoes; or delays of a supplier or subcontractor due to such causes.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency.

“Lender’s Representatives” means those of Lender’s directors, officers, employees and professional advisors engaged to advise Lender with respect to this Agreement and the transactions contemplated hereunder who have a reasonable need to know information about the Borrower and who execute a written confidentiality agreement satisfactory to the Borrower, in its sole discretion, which will include covenants not to use such information for their own benefit and to maintain the confidentiality of the information in question.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Potential Event of Default” means an event or circumstance that with the passage of time, the giving of notice or both is reasonably likely to become an Event of Default.

“Subsidiary” means (i) any corporation, at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by Borrower or by one or more of its Subsidiaries, or over which Borrower otherwise exercises control, (ii) any general partnership, joint venture or similar entity, at least a majority of the outstanding partnership or similar interests of which shall at the time be owned by Borrower or by one or more of its Subsidiaries, or over which Borrower otherwise exercises control, (iii) any limited partnership of which Borrower or any of its Subsidiaries is a majority general partner, or over which Borrower otherwise exercises control, and (iv) any limited liability company, at least a majority of the outstanding voting membership interests of which are held by Borrower or one or more of its Subsidiaries, or over which Borrower otherwise exercises control.

“United States” means the United States of America.

Section 7.2Certain Accounting Terms; Interpretations. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. All references to sections and exhibits are to sections and exhibits in or to this Agreement unless otherwise specified, and the words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Denver, Colorado, time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants engaged by Lender’s outside counsel on Lender’s behalf. All references to any Transaction Document shall be deemed to be to such document as amended, restated, supplemented or modified from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

Section 7.3Exhibits and Schedules Incorporated. All exhibits and schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.

Section 7.4Dispute Resolution. The parties shall attempt to resolve any claim, dispute or controversy arising out of or in relation to the performance, interpretation, application, or enforcement of this Agreement, including but not limited to breach thereof, through good faith negotiations between senior executives of the parties, who have authority to settle the same. If not resolved by negotiation, all such claims, disputes, and controversies must be referred to mediation prior to, and as a condition precedent to, the initiation of any adjudicative action or proceeding, including litigation. If not resolved within sixty (60) days after the date a written request for mediation is made by any party, either party may pursue any adjudicative action or proceeding it deems appropriate. Any mediation will be conducted before a single mediator to be agreed upon by the parties. If the parties cannot agreed on the mediator, each party may select a mediator and such mediators will together unanimously select a neutral mediator to conduct the mediation. Each party will bear the fees and expenses of its mediator and all parties will equally bear the fees and expenses of the final mediator. Nothing in this Section 7.4 will prohibit a party or its affiliate from seeking interim injunctive relief at any time permitted by law.

Section 7.5WAIVER OF RIGHT TO JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Borrower:Lender:

Borrower: Lifeloc Technologies, Inc. By: _______________________ Name: _____________________ Title: ______________________	Lender: Diamond Bridge Capital, LP By: _____________________ Name: ___________________ Title: ____________________